EXHIBIT 99


 For Further Information: Contact:
 Steve Khoshabe, Chief Financial Officer, United Financial Mortgage Corp., 600 Enterprise Dr., Suite 206, Oak Brook, IL 60523, (630) 571-7222, Fax:
 (630) 571-2623, sk@ufmc.com

 Contact: Dave Gentry, Aurelius Consulting Group, Inc. 200 St. Andrews Boulevard, Suite 1808, Winter Park, FL 32792, (407) 644-4256, Fax: (407)
 644-0758, aurelius@cfl.rr.com


 FOR IMMEDIATE RELEASE:


 Oak Brook, IL, January  14, 2003 -- United  Financial Mortgage Corp.  (Amex:
 "UFM" or "the Company") today announced that Steve Khoshabe, CFO of UFM, was interviewed by Sky Radio Network. Sky Radio Network produces business, technology, health and entertainment programming to the airline industry. The interview will air on a continuous loop, 24 hours a day, 7 days a week, on all audio-equipped United Airlines flights in January and
 February and then again in April on the Forbes Radio Network on American Airlines audio-equipped flights. The interview is available at http://www.skyradionet.com/playermp3.cfm?ID=1560 or at the Company's web site at http://www.ufmc.com

 Steve Khoshabe, CFO, stated, "Our record revenues and earnings thus far this fiscal year makes this the perfect time to reach as many potential investors as possible. With a potential audience of 13.2 million listeners, Sky Radio Network is an excellent medium for communicating the UFM story."


 About United Financial Mortgage

 United Financial Mortgage Corp. is a national mortgage banker principally engaged in originating retail and wholesale mortgages for single family residences of one to four units. The Company is headquartered in Oak Brook, Illinois and has offices in several other states. The Company's web site (www.ufmc.com) allows consumers to get information on the many different types of mortgage loans offered by the Company, calculate mortgage payments, and apply online for a mortgage.

 This press release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the statements contained herein. Such risks and uncertainties include, but are not limited to, changes in the performance of the financial markets, changes in the demand for and market acceptance of the Company's products, changes in the mortgage lending industry or changes in general economic conditions, including interest rates, the impact of competition, changes in the value of real estate, the ability to maintain and increase sources of funding, and other risks disclosed from time to time in the Company's SEC reports and filings.